DESCRIPTION OF SECURITIES

The following description of our capital stock is intended as a summary only and therefore is not a complete description of our capital stock. This description is based upon, and is qualified by reference to, our certificate of incorporation, which we refer to as our charter, our bylaws and applicable provisions of Delaware corporate law. You should read our charter and bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, for the provisions that are important to you.

Our authorized capital stock consists of 40,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Voting Rights. Each holder of record of common stock are entitled to one vote for each share of common stock which is outstanding on all matters on which stockholders are entitled to vote generally. The holders of shares of common stock do not have cumulative voting rights. Except as otherwise required by law, holders of common stock are not be entitled to vote on any amendment to our Amended and Restated Certificate of Incorporation that relates solely to the terms, number of shares, powers, designations, preferences or relative, participating, optional or other special rights, or to qualifications, limitations or restrictions thereof, of one or more outstanding series of preferred stock if the holders of such affected series are entitled to vote thereon pursuant to our Amended and Restated Certificate of Incorporation or pursuant to the DGCL.

Other Rights. Holders of shares of our common stock will not have any dividend, liquidation, preemptive, subscription or conversion rights, and there will not be any redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

Our Board is authorized to issue from time to time, without further vote or action by the stockholders, up to an aggregate of 5,000,000 shares of preferred stock in one or more series. Our Board is authorized, within the limitations and restrictions stated in our Amended and Restated Certificate of Incorporation, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed on any wholly unissued series of preferred shares, and the number of shares constituting such series and the designation thereof.

On April 8, 2025, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain investors for a private placement of securities (the “Private Placement”). At the closing of the Private Placement, the Company issued an aggregate of 962,250 shares of the Company's Series A Convertible Preferred Stock, par value $0.0001 (the “Series A Preferred Stock”), at a purchase price of $5.18 per share of Series A Preferred Stock.

We currently have no plans to issue any additional series or shares of preferred stock, but we believe that the ability to issue shares of preferred stock without the expense and delay of a special stockholders’ meeting provides us with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. Our Board could issue shares of preferred stock having conversion privileges or having voting, dividend and liquidation rights superior to those of the shares of common stock, which could adversely affect the voting power of the common stockholders, including the loss of voting control to others, and delay, defer or prevent a change in control of the Company without further action by the stockholders. This could discourage an acquisition attempt or other transaction that stockholders might believe to be in their best interests or in which they might receive a premium for their stock over the then-market price of the stock.

If our Board were to issue a new series of preferred stock, the issuance of such shares could:

•decrease the amount of earnings and assets available for distribution to any common stockholders;
•make removal of management more difficult;

•result in restrictions upon the payment of dividends and other distributions to any common stockholders;
•delay or prevent a change in control of the Company; and
•limit the price that investors are willing to pay in the future for the shares of common stock